National Automation Services Announces

New Independent Director

LAS VEGAS, NV -- (May 22, 2015) –National Automation Services, Inc. ("NAS" or “Company”) (OTC: NASV) a growing oil and gas services company today announced the appointment of John McKeachnie to replace Sean Sego who is stepping down from the board for personal reasons.

Mr. McKeachnie brings over 36 years of experience in oil and gas service, sales, management, and product innovation. He is currently Managing Partner of JRV Technologies, a consulting/manufacturing company offering innovative product design services to the oil and gas industry. From 2010 until 2014, Mr. McKeachnie was VP Operations - US Western Division for Weatherford International, one the largest oil and gas service providers in the United States. Previously, Mr. McKeachnie held various management positions at Weatherford eventually becoming regional manager, responsible for the Rocky Mountain and West Coast Completion Business Units including engineering, operations, and manufacturing of Mountain States Oil Tools. He brings to the board a deep knowledge and understanding of the oil and gas business in many areas including operations, acquisitions, and strategic direction needed for future growth.

Bob Chance, President and Chief Executive Officer, commented, “We appreciate Sean Sego’s service to NAS and thank him for his commitment to the company over the years.” Additionally, Mr. Chance stated, “We are pleased to welcome John McKeachnie to the NAS Board. John brings a wealth of experience in the oil and gas industry and we believe his contributions will greatly benefit our strategic decision making abilities as we, the board, continue to guide the company to achieve our short and long term goals.”

For further information about the Company please visit National Automation Services, read our SEC filings at NASV SEC Filings and subscribe to Email Alerts at Subscribe Today (bottom of the web-page) to receive company news and shareholder updates.

About National Automation Services, Inc.

National Automation Services is building a portfolio of complementary oil and gas services through acquisitions. Through its subsidiary, JD Field Services, Inc., the Company provides oilfield services to the oil and gas industry in the United States. It primarily focuses on drilling services, operation services, and maintenance services of the well-site activities.

Forward Looking Statements

This press release may contain forward-looking. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “may,” “could,” “should,” “expect,” “plan,” “project,” “strategy,” “forecast,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” or similar expressions help identify forward-looking statements. Additionally, statements concerning future matters such as revenue projections, projected profitability, growth strategies, development of new products or services, enhancements or technologies, possible changes in legislation and other statements regarding matters that are not historical are forward-looking statements. Investors are cautioned that any such forward-looking statement are not guarantee of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk disclosed in the Company's reports filed with the SEC. The foregoing list of factors is not complete and the Company does not undertake to update any forward-looking statements that it may make except as required by applicable law.

Investor Relations Contact:

The Olibri Group	IR Consulting Services
Briggs Smith	Alan Stamper
813-438-5225	727-771-8773
info@olibrigroup.com	alanstamper@gmail.com